Exhibit 10.2

July 4, 2023

By email

Adam Gross
[*]
[*]

Re:     Your Appointment as Interim CEO

Dear Adam,

This letter agreement (“Agreement”) serves to confirm the terms and conditions of your appointment as Interim Chief Executive Officer (CEO) of Vimeo, Inc. (“Vimeo,” “Company” or “we”).

POSITION: Effective as of September 1, 2023 (the “Effective Date”) you will serve as Interim CEO. You will report to the Chairman of the Board. You will be employed remotely from California.
DUTIES: During your employment, you will devote your full business time, attention, and energies to the performance of such duties as Company assigns to you commensurate with your position. You will be directly responsible to such person(s) as the Chairman of the Board may designate from time to time, and it will be your responsibility to keep such person(s) timely informed of your progress with respect to your duties hereunder. You will also assist the Board of Directors in conducting a search for a permanent CEO. During your employment, you will also be able to take reasonable paid time off for vacation and other personal reasons, subject to any guidelines or policies approved by the Board from time to time.
TERM: Your employment shall continue until the earlier of the following events: (i) the start date of a permanent CEO; (ii) the 12 month anniversary of the Effective Date; or (iii) 30 days after either you or the Company provides written notice of termination of your employment to the other party (for any reason).
SALARY: During your employment, your base salary is $600,000 per year, payable bi-weekly (or, if different, in accordance with Company’s payroll practice as in effect from time to time).
PERFORMANCE-BASED BONUS: You shall be entitled to receive, on a one-time basis, one third of the Non-Discretionary Bonus promised to Anjali Sud in the letter agreement between Ms. Sud and the Company dated March 22, 2023 (the “Sud Agreement”). Except as expressly set forth herein, the Non-Discretionary Bonus shall be calculated according to the terms of the Sud Agreement and the March 19, 2023 meeting minutes of the Company’s Compensation and Human Capital Management Committee, relevant excerpts of which are annexed in Schedule A hereto, and paid within the time set forth in Schedule A.
EQUITY: In lieu of a discretionary annual bonus, you shall receive a one-time equity grant described in this section. Within five (5) business days following the Effective Date, you will receive a grant of Vimeo, Inc. restricted stock units (“RSUs”). The number of RSUs shall be determined in accordance with the formula: (x) $600,000 divided by (y) the greater of $4.00 per share or the volume weighted average price (VWAP) of Vimeo’s common stock for the 20 days ended on the day immediately before the Effective Date, (z) rounded down to the nearest whole unit.
The RSU award will vest on a monthly basis in twelve (12) equal installments beginning on the first day of the calendar month that follows the month of the Effective Date. Notwithstanding any provision of the

Stock Plan (defined below), to be entitled to vest in each monthly tranche, you must be continuously providing service to Company (or one of its subsidiaries) as a director, officer, or consultant through the applicable vesting date. Any unvested portion of the RSU award will be forfeited upon the termination of such service.
The RSU award will be set forth in a formal award notice consistent with the terms hereof. Once granted, the RSU award will be governed exclusively by the award notice and the Vimeo, Inc. 2021 Stock and Annual Incentive Plan (the “Stock Plan”), and not this offer letter.
DEDUCTIONS: Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to you hereunder, as may be required from time to time by applicable law, regulation, or order.
DIRECTOR SERVICE: You will continue to serve as a member of the Company’s Board of Directors while you serve as an executive offer of the Company, and your term as a member of the Board will not be shortened or lengthened merely because you serve as the Interim CEO. However, while you are serving as an executive officer of the Company, you will not be entitled to any compensation to which a non-executive director is entitled. You agree to resign from the Audit Committee. A termination of your employment under the terms hereof shall not terminate your directorship. Nothing in this offer letter shall in any way impact any equity awards that you have received in your capacity as director of the Company.
SPECIAL DIRECTOR FEE: Beginning on July 5, 2023 and through August 31, 2023, you will, in your capacity as a director, make yourself available to meet with members of Vimeo’s management and begin preparing for a leadership transition. Company will pay you a flat fee of $100,000 (to be paid by August 31, 2023) for your time and reimburse your reasonable travel expenses.

BENEFITS: During your employment, you will be eligible for coverage under Company’s then-current healthcare and insurance plans and other benefits that are provided to full-time U.S. employees. All benefits are governed exclusively by the terms and conditions of their applicable plans or policies.
CODE OF CONDUCT: During your employment, you must comply with Vimeo’s Code of Conduct1 and other policies and procedures as they may exist from time to time.
CONFIDENTIALITY, INTELLECTUAL PROPERTY, AND NON-SOLICITATION AGREEMENT: Within five (5) business days after your start date, you will execute Company’s standard Employee Confidentiality, Intellectual Property, and Non-Solicitation Agreement (the “Confidentiality and IP Agreement”).
MISCELLANEOUS: This letter agreement shall be governed by the law of the State of New York without regard to principles of conflicts of law. This letter agreement supersedes all prior and contemporaneous understandings, negotiations, and representations, whether written or oral, relating to the terms of your employment.
REVIEW BY COUNSEL: You represent that you reviewed this letter agreement with counsel before executing it.
AT WILL STATUS: You specifically understand and agree that your employment hereunder shall be at all times on an “at will” basis, and nothing contained herein shall be construed as establishing a contract of employment between Company and you.
BINDING ARBITRATION: You and Company agree that any dispute relating to or arising out of your employment relationship, excluding disputes arising from any breach of the Confidentiality and IP Agreement, or a claim by you of sexual assault or harassment, shall be fully and finally resolved by
1 Available at https://investors.vimeo.com/static-files/51fd1f5a-9ffc-402a-bedb-cf35308c0af3.

MANDATORY, BINDING ARBITRATION conducted by the American Arbitration Association in New York County, New York pursuant to its then-current Employment Dispute Resolution Rules.2
Any lawsuit asserting a non-arbitrable claim or seeking to enforce this arbitration clause shall be commenced in the state or federal courts located in New York County, New York. If in New York state court, the lawsuit shall be maintained in the Commercial Division of the New York Supreme Court for New York County. In all lawsuits, you and Company waive the right to a trial by jury.
* * *
Please acknowledge your acceptance of these terms by signing where indicated below.

Sincerely,

VIMEO, INC.

By:    /s/ Glenn Schiffman
Glenn Schiffman, Chairman

AGREED AND ACCEPTED:

ADAM GROSS

Signature:     /s/ Adam Gross        Date:     July 4, 2023

2 Available at https://www.adr.org/sites/default/files/EmploymentRules_Web_2.pdf.

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